Exhibit 99.1


This press release contains forward-looking statements about Multimedia ("the Registrant") that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Examples of such forward-looking statements include those regarding: (a) Multimedia's guidance about its future operating results, specifically during the second quarter of fiscal 2005 and throughout the remainder of 2005 and 2006 generally; (b) Multimedia's ability to expand its intellectual property portfolio, to enter new markets, to grow its business, to diversify its revenue sources, and to optimize or realize future value in markets in which Multimedia operates; (c) the ability of Multimedia's technology to serve the domestic and international markets in which Multimedia operates or seeks to operate; (d) Multimedia's ability to provide superior products at a fair price and the resultant impact on customers and shareholders, and guidance regarding our future operating results; (e) Multimedia's ability to adapt its business model to new markets and to successfully evolve its business model in existing markets, such as Multimedia's placement of compacted games in Oklahoma, (f) the impact of new legislation and other regulatory changes and initiatives on competition and other factors that impact Multimedia's business model and ability to place games compliant with applicable laws; (g) the impact of pricing changes on Multimedia's operating results and its ability to optimize the earnings potential of its entire network; (h) the changes in the Oklahoma, California and New York markets and the impact on earnings of Multimedia's games and lottery systems in such markets; (i) the opening of new charity markets in 2005 and 2006, and Multimedia's involvement in those markets; (j) planned increases in deployment of existing and new products in existing and new markets, and the anticipated effects of such product implementation on future operating results; and (k) the enumerated longer-term expectations as factors to consider when evaluating our future financial outlook.


Future events involve risks and uncertainties that may cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance and as a result, Multimedia's financial condition may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, C-TILG or video lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities and future enforcement actions related thereto; (vi) the risks that additional games are removed from or stored in California, resulting in continuing depreciation and storage expense, but a loss of associated revenue;
(vii) the risks that continued competitive pressure creates on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; these include what Multimedia believes to be an impaired competitive position for its games as a result of changes made in order to obtain a Class II certification letter from the NIGC, and Multimedia's replacement of its C-TILG systems with Reel Time Bingo in California; (vii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (viii) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Registrant's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia undertakes no obligation to update information in this filing except as required by law.



     Multimedia Games Reports First Quarter Diluted EPS of $0.17,
        Net Income of $5.0 Million and EBITDA of $21.5 Million

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 27, 2005--Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal first quarter, ended December 31, 2004, as summarized in the table below:



                         Summary of Q1 Results
       (In millions, except per-share and player terminal data)

                                         For the Three Months
                                          Ended December 31,
                                            2004        2003   Change
                                          -------     -------  -------
Revenue(1)                               $  39.2     $  34.5     13.7%
EBITDA(2)                                $  21.5     $  19.4     10.8%
Net income                               $   5.0     $   7.3   (30.9)%
Diluted EPS                              $  0.17     $  0.24   (29.2)%
Average installed player terminals:
   Class II
   (Legacy and Reel Time Bingo(R) games)  10,859      10,253
   Class III Washington State              3,485       2,923
   Other gaming units
   (Charity and C-TILG(3) games)           4,232          87


    (1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers that, among other things, guaranteed certain prize payout levels, and required the Company to account for and collect all revenues associated with its games, and disburse the allotment to the tribes based on the prize guarantee. Accordingly, revenues have historically been presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, and customers have begun to remit the net balance due, the Company has reclassified its income statement and is presenting the net amounts due as revenue.

    (2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

    (3) California Tribal Instant Lottery Game.



    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "The fiscal 2005 first-quarter results are consistent with the previously provided financial guidance, and demonstrate the Company's success in generating meaningful operating cash flow and EBITDA while addressing ongoing challenges relating to the dynamic regulatory situation in both California and Oklahoma. We also believe that our improved year-over-year EBITDA is, in part, the result of our initiatives over the past several years to develop products for new markets and thereby create new revenue sources. We believe that our investments in R&D, government relations, new market development and support of customers' facility expansion projects have provided a good foundation for future growth and revenue diversification. Notwithstanding our expectations for longer-term growth, we expect our net income for each quarter of fiscal 2005 to fall below that of the corresponding quarter of fiscal 2004. As we enter new markets and begin converting our Oklahoma operations to offer compacted games, we expect to regain our competitive position in this, our largest revenue market.
    "Our recent acquisition of the assets of Sigma Game Inc. ("Sigma") is indicative of our strategy to both expand our portfolio of intellectual property and further diversify into new markets. Sigma has a number of important gaming patents that we believe complement our existing gaming systems, and will support our goal of marketing new games and systems to new markets, including commercial casinos and Native American Class III gaming facilities. In addition, Sigma brings several market-proven video poker and both mechanical and video reel games to our library of content and products, which, in addition to our own proprietary video poker and reel games, we expect to offer to customers in all applicable jurisdictions.
    "In addition, we recently licensed 'Red Hot Re-Spin(TM),' another Oklahoma-market-proven skill game targeted for reintroduction into Oklahoma as a compacted game. Our ability to offer these games demonstrates our commitment to move forward in Oklahoma with a full arsenal of products for the Class II and Class III markets, while maintaining a disciplined approach to managing our installed base in the state to optimize the future value of this market for our shareholders.
    "Diversification continues to be an important goal for Multimedia. We continue to leverage our industry-leading central-determinant-based gaming systems into new markets where we expect to be the first to market with creative solutions for each customer's unique gaming needs.
    "To that end, we also announced today that we were selected by Mifal Hapayis, the operator of the Israeli National Lottery, to be the provider of the country's first electronic instant lottery product to be delivered to players at retail outlets. This represents the first international market where our technology has been acknowledged for its robustness, flexibility, and our ability to quickly customize our technology to fit the customer's needs. We are honored to be selected by Mifal Hapayis, and look forward to working with their officers and management team to develop additional products for this important emerging market.
    "Furthermore, in a competitive procurement process recently conducted by a domestic gaming regulatory agency for the acquisition and operation of a central monitoring system, Multimedia's proposal achieved the highest scores among all bidders both for our technology and for the quality of our technology and operating teams, thus validating both the strength of our technology and the value of our operating system.
    "We will continue to aggressively pursue additional domestic and international lottery opportunities. We expect that our lottery system solution's increasing level of visibility, the positive reviews by regulators and testing labs, and our selection to provide a modern electronic central delivery system to supplement or replace the scratch-off systems currently in use by most domestic and international lotteries will support our efforts to increase our footprint in new and diverse markets."

    Fiscal 2005 First Quarter Review:

    Multimedia generated revenue in Q1 2005 of $39.2 million, an increase of 13.7% compared to Q1 2004, primarily resulting from an increase in the installed base of player terminals in the C-TILG and charity markets. The Company's first-quarter 2004 results benefited from the sale of 239 player terminals, compared to the sale of 43 player terminals in the first quarter of 2005. First-quarter 2005 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 10.8% to $21.5 million, from $19.4 million in the fiscal 2004 first quarter.
    Multimedia's combined installed base of Class II, C-TILG and charity player terminals as of December 31, 2004 was 16,179 units, an increase of 5,458 units, or 50.9%, from 10,721 units as of December 31, 2003. This total was also 2,775 units higher (including the removal of 141 Legacy units) than the installed base as of September 30, 2004, reflecting installations during the quarter ended December 31, 2004 of 1,034 player terminals in Class II or charity facilities, and the installation of 2,864 C-TILG player terminals in November. These installations were partially offset by the removal of 1,123 player terminals during the quarter, primarily from Oklahoma facilities.
    As a result of these incremental placements, and more significantly, the continued impact in Oklahoma from competitors' games, Multimedia's fiscal 2005 first quarter blended average hold per day across its network declined to a level below the blended average hold per day generated in the fiscal 2004 fourth quarter. Over time, we expect this trend to reverse as we convert our large installed base of player terminals in Oklahoma to games approved under the tribal-state compact in that jurisdiction.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. Total Other Gaming Units includes unit placements in the charity bingo and C-TILG markets.



                                              Class III
  Quarter   Reel Time             Total      Washington   Total Other
   Ended      Bingo   Legacy  Class II Units    State    Gaming Units
----------- --------- ------ --------------- ----------- -------------
12/31/2004     9,857    705      10,562           3,836         5,617
 9/30/2004     9,805    846      10,651           3,583         2,753
 6/30/2004     8,686  1,009       9,695           3,180         1,996
 3/31/2004     8,862  1,171      10,033           3,074         1,573
12/31/2003     8,842  1,290      10,132           3,005           589


    Total Other Gaming Units as of December 31, 2004 included 3,380 C-TILG units installed at two tribal customers' casinos in California. As of today, the Company is no longer running the C-TILG gaming system and player terminals, and now has approximately 2,500 Reel Time Bingo
2.0 ("RTB 2.0") player terminals installed at the two California tribal customers' casinos and has 900 of the original C-TILG units presently in storage. Furthermore, the tribal gaming agency of one of these California tribes has asked Multimedia to modify RTB 2.0 based on the recent approval of another company's Class II game by the National Indian Gaming Commission ("NIGC"). As is customary and routine, Multimedia is customizing RTB 2.0 to comply with this request, and will likely further modify the game when the NIGC's classification of games process is completed later this year.
    Research and development expense in the December 31, 2004 quarter increased by 51.8% to $4.1 million, from $2.7 million for the December 2003 quarter. The increase is due to an increase in the number of employees in Multimedia's technical development groups, which are focused on developing new gaming products, systems and content for the Class II, Class III, commercial casino, charity, lottery, and other markets Multimedia may enter.
    SG&A expenses increased $3.4 million, from $13.4 million in the December 2003 quarter, to $16.8 million in the December 2004 quarter. The increase continues to reflect higher salaries and wages, and the related employee benefits and taxes due to the additional personnel hired to develop our gaming systems and content and to monitor and develop proposals to address opportunities in both domestic and international markets. The increased number of player terminals in the field over the December 2003 quarter resulted in higher levels of repairs and maintenance and transportation and related costs by approximately $687,000. In addition, legal, professional and lobbying fees increased approximately $854,000, primarily related to our development of new products and entry into new markets.
    Consistent with the increase in the average installed base of player terminals, amortization and depreciation expense in the December 31, 2004 quarter increased 69.1% from the prior-year period to $13.3 million, and 19.8% from the September 30, 2004 quarter.
    During the quarter ended December 31, 2004, Multimedia capitalized $672,000 in costs related to the internal development of its gaming products and systems, compared to $871,000 during the quarter ended September 30, 2004. A reconciliation of the capitalized software follows (in thousands):


                                                  Net Book Value
                                                 -----------------
Capitalized software - September 30, 2004       $           6,367
Additions:
   Game themes                                                593
   Other projects                                              79
Amortization                                                 (594)
                                                 -----------------
Capitalized software - December 31, 2004        $           6,445
                                                 =================



    For the quarter ended December 31, 2004, cash and financed capital expenditures consisted of (in thousands):


                                             Cash   Financed
                                          Capital    Capital
                                         Expenses   Expenses    Total
                                         --------- --------- ---------
Player terminal and gaming equipment     $ 18,822  $    ---  $ 18,822
Tribal gaming facilities and portable
 buildings                                  4,121       ---     4,121
Vehicles                                        7       410       417
Other                                         420       ---       420
                                          --------  --------  --------
    Total                                $ 23,370  $    410  $ 23,780
                                          ========  ========  ========


    Financial Guidance

    The Company presently believes that for Q2 2005, its diluted earnings per share will approximate $0.10 - $0.12, and EBITDA will approximate $19 million - $20 million.
    The current expectations are based on several factors that investors should also consider in making independent determinations of the Company's future financial outlook, including:


1) Multimedia notes that with the Company now addressing eight distinct markets, and having the potential for other new revenue sources, it is important to realize that each of these markets has different business models and economics. Multimedia expects that the business model for its current markets will also continue to evolve.

2) The passage of Oklahoma SQ 712 is expected to increase competition, possibly impacting the company's historical pricing model, player terminal placements, hold per day per player terminal, percentage of specific facilities' floor space, or the total number of player terminals the Company operates in the market. The Company expects that it will devote marketing resources to new and existing customers.

3) The Company currently anticipates placing games expected to be approved under the Oklahoma tribal-state compact as early as March 2005.

4) Over the next 12-18 months, Multimedia's revenue share percentage for Class II player terminals is expected to decline to 20% for large installations, both based on market conditions and the Company's further implementing the matrix pricing plans previously available to customers. Such pricing allows customers to pay a lower percentage of hold per day as they increase the number of Multimedia player terminals at their facilities. The Company also continues to evaluate ongoing placements of player terminals in lower-yielding facilities, with the goal of optimizing the earnings potential of its entire network.

5) Multimedia presently expects that its share of the gaming revenue generated from the Reel Time Bingo system and from terminals installed in California will be at least neutral to earnings over the period of time that they remain in operation in their Class II configuration. However, the Company continues to incur depreciation expense related to the player terminals presently in storage in California and that are not generating any gaming revenue. At this time, there are approximately 900 player terminals in storage.

6) Multimedia continues to believe that one and perhaps two new charity jurisdictions will open in fiscal 2005 and again in fiscal 2006, and that the Company will be a participant in these markets. The Company also believes there will be additional placements in its current charity markets.

7) Until either Aqueduct or Yonkers, the two largest approved racetracks in New York, opens its racino, the Company's operation of the central determinant system for the New York Lottery will continue to negatively impact quarterly earnings by approximately $0.02 - $0.03 per diluted share. Multimedia does not currently expect either of these two facilities to be open during fiscal 2005.

8) Over the next two years, Multimedia expects to garner additional revenue from the sale or delivery of new lottery systems.


    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, January 27, 2005, at 10:00 a.m. EST (9:00 a.m. CST). Both the call and webcast are open to the general public. The conference call numbers are 800-289-0546 (domestic) or 913-981-5534 (international). Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning at 1:00 p.m. EST the day of the call, continuing through midnight EST on February 3, 2005. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 548682.

    About the Company

    Multimedia Games is a leading supplier of interactive systems, electronic games and player terminals for the Native American gaming market, as well as the growing racino, charity bingo and video lottery markets. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. The Company's ongoing development and marketing efforts focus on Class II and Class III gaming systems and products for use by Native American tribes throughout the United States, video lottery systems and other products for domestic and international lotteries, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

    Forward-Looking Statements

    This press release contains forward-looking statements about Multimedia ("the Registrant") that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Examples of such forward-looking statements include those regarding: (a) Multimedia's guidance about its future operating results, specifically during the second quarter of fiscal 2005 and throughout the remainder of 2005 and 2006 generally; (b) Multimedia's ability to expand its intellectual property portfolio, to enter new markets, to grow its business, to diversify its revenue sources, and to optimize or realize future value in markets in which Multimedia operates; (c) the ability of Multimedia's technology to serve the domestic and international markets in which Multimedia operates or seeks to operate; (d) Multimedia's ability to provide superior products at a fair price and the resultant impact on customers and shareholders, and guidance regarding our future operating results; (e) Multimedia's ability to adapt its business model to new markets and to successfully evolve its business model in existing markets, such as Multimedia's placement of compacted games in Oklahoma, (f) the impact of new legislation and other regulatory changes and initiatives on competition and other factors that impact Multimedia's business model and ability to place games compliant with applicable laws; (g) the impact of pricing changes on Multimedia's operating results and its ability to optimize the earnings potential of its entire network; (h) the changes in the Oklahoma, California and New York markets and the impact on earnings of Multimedia's games and lottery systems in such markets; (i) the opening of new charity markets in 2005 and 2006, and Multimedia's involvement in those markets; (j) planned increases in deployment of existing and new products in existing and new markets, and the anticipated effects of such product implementation on future operating results; and (k) the enumerated longer-term expectations as factors to consider when evaluating our future financial outlook.
    Future events involve risks and uncertainties that may cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance and as a result, Multimedia's financial condition may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections;
(ii) the risk that the charity, C-TILG or video lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities and future enforcement actions related thereto; (vi) the risks that additional games are removed from or stored in California, resulting in continuing depreciation and storage expense, but a loss of associated revenue; (vii) the risks that continued competitive pressure creates on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; these include what Multimedia believes to be an impaired competitive position for its games as a result of changes made in order to obtain a Class II certification letter from the NIGC, and Multimedia's replacement of its C-TILG systems with Reel Time Bingo in California; (vii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (viii) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Registrant's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia undertakes no obligation to update information in this filing except as required by law.



                        MULTIMEDIA GAMES, INC.
                     CONSOLIDATED BALANCE SHEETS
            As of December 31, 2004 and September 30, 2004
         (In thousands, except shares and per-share amounts)

                                                  December   September
                                                  31, 2004   30, 2004
                                                 ---------- ----------
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                       $   5,962  $   4,768
 Accounts receivable, net of allowance for
  doubtful accounts of $679 and $533,
  respectively                                      14,403     10,397
 Inventory                                             731        930
 Prepaid expenses and other                          1,942      2,242
 Notes receivable, net                               8,602     12,299
 Federal and state income tax receivable             3,310      5,044
 Deferred income taxes                               1,962      1,909
                                                  ---------  ---------
       Total current assets                         36,912     37,589

Restricted cash and long-term investments            1,182      1,216

Leased gaming equipment, net                        48,401     40,652
Property and equipment, net                         94,624     93,090
Notes receivable - non-current                      22,911     20,588
Intangible assets, net                              27,388     21,941
Other assets                                         4,620      2,331
                                                  ---------  ---------
       Total assets                              $ 236,038  $ 217,407
                                                  =========  =========

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt and capital
  leases                                         $  14,441  $   9,713
 Accounts payable and accrued expenses              19,351     25,780
 Deferred revenue                                    2,205      1,847
                                                  ---------  ---------
       Total current liabilities                    35,997     37,340

Revolving line of credit                            10,436        ---
Long-term debt and capital leases, less current
 portion                                            14,050     10,753
Other long-term liabilities                          3,619      3,932
Deferred revenue - non-current                       1,481      2,050
Deferred income taxes                               14,318     13,185
                                                  ---------  ---------
       Total liabilities                            79,901     67,260
                                                  ---------  ---------
Commitments and contingencies
Stockholders' equity:
 Preferred stock:
  Series A, $0.01 par value, 1,800,000 shares
   authorized, no shares issued and outstanding;       ---        ---
  Series B, $0.01 par value, 200,000 shares
   authorized,  no shares issued and outstanding       ---        ---
 Common stock, $0.01 par value, 75,000,000 shares
  authorized, 30,554,129 and 30,453,245 shares
  issued, and 28,018,481 and 27,917,597 shares
  outstanding, respectively                            306        305
 Additional paid-in capital                         66,123     65,157
 Treasury stock, 2,535,648 shares at cost          (12,382)   (12,382)
 Retained earnings                                 102,090     97,067
                                                  ---------  ---------
    Total stockholders' equity                     156,137    150,147
                                                  ---------  ---------
    Total liabilities and stockholders' equity   $ 236,038  $ 217,407
                                                  =========  =========



                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
        For the Three Months Ended December 31, 2004 and 2003
         (In thousands, except shares and per-share amounts)
                                                    2004       2003(2)
                                              -----------  -----------
REVENUES:
 Gaming revenue - Class II                   $    27,669  $    29,247
 Gaming revenue - All Other(1)                     9,900        1,409
  Player terminal and license sales and lease
   revenue                                           994        3,377
 Other                                               603          422
                                              -----------  -----------
       Total revenue                              39,166       34,455

OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses sold         841        1,688
  Selling, general and administrative
   expenses                                       16,825       13,364
  Amortization and depreciation                   13,281        7,852
                                              -----------  -----------
       Total operating costs and expenses         30,947       22,904
                                              -----------  -----------
       Operating income                            8,219       11,551

OTHER INCOME (EXPENSE):
Interest income                                      432          363
Interest expense                                    (554)        (223)
                                              -----------  -----------
Income before income taxes                         8,097       11,691
Income tax expense                                 3,074        4,421
                                              -----------  -----------
       Net income                            $     5,023  $     7,270
                                              -----------  -----------
Basic earnings per share                     $      0.18  $      0.27
                                              ===========  ===========
Diluted earnings per share                   $      0.17  $      0.24
                                              ===========  ===========
Shares used in earnings per share
 calculation:
Basic                                         27,954,564   26,710,162
                                              ===========  ===========
Diluted                                       30,261,893   30,487,352
                                              ===========  ===========


(1) Gaming revenue - All Other includes recurring revenue from the Class III Washington State, charity bingo, lottery and C-TILG markets.

(2) Certain amounts have been reclassified to conform to the current year presentation.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:



           Reconciliation of U.S. GAAP Net income to EBITDA:
                                            For the Three Months
                                              Ended December 31,
                                               2004       2003
                                             ---------  ---------
                                               (in thousands)
       Net income                           $   5,023  $   7,270
       Add back:
       Amortization and depreciation           13,281      7,852
       Interest expense (income), net             122       (140)
       Income tax expense                       3,074      4,421
                                             ---------  ---------
       EBITDA                               $  21,500  $  19,403
                                             =========  =========



    CONTACT: Multimedia Games, Inc.
             Clifton Lind or Craig Nouis, 512-334-7500 or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni or Richard Land, 212-835-8500 mgam@jcir.com